Exhibit 10.60

AMENDMENT NO. 1

TO

EMPLOYMENT AND NON-COMPETITION AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Employment Agreement (as defined below) is entered into as of November 8, 2017, by and between CURO Financial Technologies Corp., (the “Employer”) and Donald F. Gayhardt, Jr. (the “Employee”).

WHEREAS, the Employer and Employee are parties to that certain Employment and Non-Competition Agreement, dated January 1, 2017 (the “Employment Agreement”), which governs the terms of the Employee’s employment with the Employer; and

WHEREAS, the Employer and Employee now desire to amend the Employment Agreement, effective immediately, in order to provide for a “delay period” that is compliant with Section 409A of the Internal Revenue Code of 1986.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. Capitalized Terms. Capitalized terms that are not defined in this Amendment shall have the meanings ascribed thereto in the Employment Agreement.

2. Amendment to Employment Agreement. Section 10(i) of the Employment Agreement shall be amended to include the following new clause (vi):

“(vi) Any payment otherwise required to be made hereunder to Employee at any date as a result of the termination of Employee’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.”

3. Ratification and Confirmation. Except as specifically amended by this Amendment, the Employment Agreement is hereby ratified and confirmed in all respects and remains valid and in full force and effect. Whenever the Employment Agreement is referred to in this Amendment or in any other agreement, document or instrument, such reference shall be deemed to be to the Employment Agreement, as amended by this Amendment, whether or not specific reference is made to this Amendment.

4. Entire Agreement. The Employment Agreement and this Amendment contains the entire understanding and agreement of the parties hereto regarding the employment of Employee and supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter hereof.

5. Governing Law. This Amendment and the performance hereof shall be construed and governed in accordance with the laws of the State of New York.

6. Acknowledgment. Employee acknowledges (i) that Employee has consulted with or has had the opportunity to consult with independent counsel of Employee’s own choice concerning this Amendment, and has been advised to do so by the Company, and (ii) that Employee has read and understands this Amendment, is fully aware of its legal effect, and has entered into it freely based on Employee’s own judgment.

7. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. The execution of this Amendment may be by actual signature or by signature delivered by facsimile or by e-mail as a portable document format (.pdf) file or image file attachment.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

CURO FINANCIAL TECHNOLOGIES CORP.		EMPLOYEE

/s/ Donald F. Gayhardt, Jr.
By:	/s/ Vin Thomas	Donald F. Gayhardt, Jr.
Signature

Title:	Secretary and Chief Legal Officer	Date:	11-8-17

Date:	11-8-17

[Signature Page to Amendment to D. Gayhardt’s Employment Agreement]